Exhibit 99.1

LightPath Technologies Reports Financial Results for
Fourth Quarter and Fiscal Year 2020

Growth in Key Financial Indicators Despite Impact of COVID-19

New CEO Provides Strategic Imperatives Intended to Further Accelerate Growth and Improve Competitive Position

ORLANDO, FL – September 10, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced its financial results for the fourth quarter and full fiscal year ended June 30, 2020.

Fiscal 2020 Fourth Quarter and Full Year Highlights:

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Revenue for the fourth quarter of fiscal 2020 was $9.1 million, an increase of 4%, as compared to $8.7 million in the fourth quarter of fiscal 2019. Revenue for the full year was $35.0 million for fiscal 2020, an increase of 4%, as compared to $33.7 million in fiscal 2019.
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12-month backlog increased 11% to $19.1 million at June 30, 2020 compared to $17.1 million at June 30, 2019.
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Gross margin as a percentage of revenue for the fourth quarter of fiscal 2020 was 39%, compared to 32% in the fourth quarter of fiscal 2019. Gross margin as a percentage of revenue for the full year was 40% for fiscal 2020, compared to 37% in fiscal 2019.
●
Operating expenses decreased to $2.9 million for the fourth quarter of fiscal 2020, compared to $3.9 million in the same quarter of the prior fiscal year. Operating expenses for the full fiscal year decreased to $11.7 million for fiscal 2020, compared to $13.7 million in fiscal 2019.
●
Net income for the fourth quarter of fiscal 2020 was $657,000, compared to a net loss of $1.8 million in the fourth quarter of fiscal 2019. Net income for fiscal 2020 was $867,000, compared to a net loss of $2.7 million in fiscal 2019.
●
EBITDA* for the fourth quarter of fiscal 2020 was $1.7 million, compared to an EBITDA loss of $219,000 in the fourth quarter of fiscal 2019. EBITDA for the full fiscal year was $5.4 million for fiscal 2020, compared to $1.9 million in fiscal 2019.
●
Capital expenditures were approximately $938,000 for the fourth quarter of fiscal 2020, compared to $326,000 for the fourth quarter of fiscal 2019, which included equipment purchased through finance leases. Capital expenditures for the full fiscal year were approximately $2.4 million for fiscal 2020, compared to $2.5 million for fiscal 2019, which included equipment purchased through finance leases.
●
Total debt, including finance leases, was reduced by approximately $650,000, or 10%, in fiscal 2020, from June 30, 2019.
●
Cash and cash equivalents of approximately $5.4 million as of June 30, 2020, as compared to $4.6 million at June 30, 2019.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “Our fiscal 2020 fourth quarter and full year results reflect the continuing improvement and growth of our business, while at the same time navigating the dynamic and changing conditions caused by the effects of the coronavirus (“COVID-19”) pandemic on both our customers and our own supply chain.

“Our improved quarter-over-quarter results included an increase in our gross margin percentage from 32% to 39%, and EBITDA from a loss of 3% to 18%, both of which reflect the continuous improvements in the business, including the consolidation of our two U.S. facilities, as well as the favorable product mix within the precision molded optics (“PMO”) part of the business. While the revenue growth of 4% year-over-year is definitely a positive outcome, especially given the economic environment throughout the second half of our fiscal year, we believe this increase is understated relative to the expansion of our backlog and the pent up demand that we see among customers in certain industries.

“As discussed previously, the growth in demand for lenses used in 5G telecom together with the newfound interest in lenses used in contactless temperature measurement had created a capacity constraint in our organization. We began addressing this through, among other things, the temporary use of overtime hours and accelerating investments in capital equipment. However, the benefits of our increased capacity were offset by the negative impact COVID-19 had on certain of our customers, which led those customers to request a temporary hold on their shipments. The timing and advance notice we receive for such requests can impact our scheduling and planning of the use of our resources, leading to lower conversion of production output to shipments, as well as an increase in our inventory levels.

“While navigating the impacts from COVID-19 on the economy and our supply chain, I worked with our leadership team to develop a new strategic direction for LightPath following my appointment as CEO in March 2020. This strategy is one that is based on our strengths and our core capabilities to address the largest and fastest growing trends in our industry for visible and infrared optical solutions. I look forward to sharing our plan in more detail on our earnings conference call today but the major tenets include:

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Capitalizing on optics as an enabling technology that is increasingly pervasive among various industries and markets;
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Prioritizing our key differentiators, including our deep design and manufacturing expertise, coupled with key optical technologies and low cost, vertically integrated global manufacturing;
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Continuous improvement through operational excellence;
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Engaging in a solutions-oriented approach for high value customers; and
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Investing in our people to enable execution of our strategy, as we elevate our design and engineering talent and continue to build a sales force that can focus and prioritize customer opportunities that align with our strategic goals.

“We have already begun to implement elements of this strategic direction. Shortly after I joined the Company, we identified certain opportunities for improvements in our operations. One such area includes our cash management, where through the implementation of better processes and controls, we have been able to increase our cash position to $5.4 million, while at the same time continuing to invest in capacity expansion. We utilized our line of credit for financial flexibility and reduced our total debt and finance lease obligations. As we continue to implement operational improvements throughout our organization and execute upon the outcomes of our comprehensive strategic review, we expect both near term and longer term impacts toward further improving our growth, our performance in the eyes of our customers, and key financial indicators beyond what we have achieved to date.”

Mr. Rubin continued, "On behalf of the Board of Directors of LightPath and our management team, I also want to express our appreciation for Jim Gaynor's 13 years of service to the Company. His dedication, commitment, and contributions have significantly added to the success of the Company. Our best wishes for him and his family on his retirement."

Financial Results for the Three Months Ended June 30, 2020, Compared to the Three Months Ended June 30, 2019

Revenue for the fourth quarter of fiscal 2020 was approximately $9.1 million, an increase of $362,000, or 4%, as compared to the fourth quarter of fiscal 2019. Sales of infrared (“IR”) products comprised 53% of the Company’s consolidated revenue in the fourth quarter of fiscal 2020, as compared to 54% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 43% of consolidated revenues in the fourth quarter of fiscal 2020, as compared to 40% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 5% of revenue in the fourth quarter of fiscal 2020, as compared to 6% in the same quarter of last year.

Revenue generated by IR products was approximately $4.8 million in the fourth quarter of fiscal 2020, an increase of 1%, compared to $4.7 million in the same period of the prior fiscal year. The increase is primarily due to increased sales of molded IR products, including products made with LightPath’s new BD6 material. The increased demand for molded IR products has recently been driven by medical applications, particularly fever detection products immediately following the COVID-19 outbreak, which demand has since leveled off, in addition to continued demand for industrial applications, firefighting and other public safety applications. This increase was offset by a decrease in sales of diamond-turned infrared products, particularly in the defense market. The decrease in sales of diamond-turned infrared products was also partially due to the timing of order shipments against a large-volume annual contract, for which shipments were higher in the fourth quarter of the prior fiscal year.

Revenue generated by PMO products was approximately $3.9 million for the fourth quarter of fiscal 2020, an increase of $385,000, or 11%, compared to $3.5 million in the same period of the prior fiscal year. The increase in revenue is primarily attributed to increases in sales to customers in the telecommunications market, with higher volumes and lower unit prices than many of our other products, partially offset by a decrease in sales through catalog and distributors, which products have lower volumes and higher unit prices. The decrease in catalog and distribution sales is primarily due to the impact of COVID-19 on colleges and universities.

Revenue generated by specialty products was approximately $421,000 in the fourth quarter of fiscal 2020, a decrease of $70,000, or 14%, compared to $490,000 in the same period of the prior fiscal year. This decrease is primarily related to the timing of orders for custom products in the fourth quarter of the prior fiscal year, which did not recur in the fourth quarter of fiscal 2020.

Gross margin in the fourth quarter of fiscal 2020 was approximately $3.5 million, an increase of 24%, as compared to $2.8 million in the same quarter of the prior fiscal year. Total cost of sales was approximately $5.6 million for the fourth quarter of fiscal 2020, compared to $5.9 million for the same period of the prior fiscal year. The lower total cost of sales and increase in gross margin is primarily driven by the increase in sales and the elimination of elevated costs including labor, manufacturing inefficiencies, and increased overhead expenses associated with the relocation of the Company’s facility in Irvington, New York in the prior year period. Gross margin as a percentage of revenue was 39% for the fourth quarter of fiscal 2020, as compared to 32% in the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue reflects the improved cost structure and operating performance following the completion of the New York facility relocation in June 2019, as well as a more favorable revenue mix among our product groups. Revenue was comprised of a slightly higher mix of PMO product sales during the fourth quarter of fiscal 2020, which typically have the highest margins among LightPath’s product groups.

During the fourth quarter of fiscal 2020, total operating expenses were approximately $2.9 million, a decrease of $1.0 million, or 26%, as compared to $3.9 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by approximately $919,000, or 30%, as compared to the same period of the prior fiscal year. SG&A for the fourth quarter of fiscal 2019 included approximately $845,000 of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. The fourth quarter of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs from the restructuring associated with the relocation. Travel expenses were also reduced as a result of the COVID-19 travel restrictions. New product development costs decreased by approximately $118,000, or 23%, due to the shifting of personnel from product development to the newly created product management function, which is included in SG&A.

Interest expense, net, was approximately $66,000 in the fourth quarter of fiscal 2020, as compared to approximately $123,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to the paydown of principal and lower interest rates compared to the fourth quarter of fiscal 2019.

During the fourth quarter of fiscal 2020, the Company recorded income tax expense of $90,000, as compared to $496,000 in the same period of the prior fiscal year. For the fourth quarter of fiscal 2020, income tax expense is primarily comprised of income taxes on the income generated by one of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd (“LPOIZ”). Income tax expense for the fourth quarter of fiscal 2019 includes the reversal of $406,000 of income tax benefits recorded in the first half of fiscal 2019, due to a change in the Company’s estimated utilization of U.S. net operating loss (“NOL”) carryforward benefits for fiscal 2019. The remainder of the income tax expense for the fourth quarter of fiscal 2019 is attributable to income taxes on income generated in China. LightPath has NOL carry-forward benefits of approximately $74 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

LightPath recognized net foreign currency transaction gains due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $149,000 in the fourth quarter of fiscal 2020, compared to net foreign currency transaction losses of $113,000 for the fourth quarter of fiscal 2019. These foreign currency transaction gains and losses had a $0.01 favorable impact on basic and diluted earnings per share for the fourth quarter of fiscal 2020, and no impact on the basic and diluted loss per share for the fourth quarter of fiscal 2019.

Net income for the fourth quarter of fiscal 2020 was approximately $657,000, or $0.03 basic and $0.02 diluted earnings per share, compared to a net loss of approximately $1.8 million, or $0.07 basic and diluted loss per share for the fourth quarter of fiscal 2019.

Weighted-average shares of common stock outstanding were 25,875,127 basic and 28,182,614 diluted in the fourth quarter of fiscal 2020, compared to 25,813,895 basic and diluted shares in the fourth quarter of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the fourth quarter of fiscal 2020 was approximately $1.7 million, as compared to an EBITDA loss of approximately $219,000 for the fourth quarter of fiscal 2019. The increase in EBITDA in the fourth quarter of fiscal 2020 was due to higher revenue and gross margin, and lower operating expenses.

Financial Results for the Fiscal Year Ended June 30, 2020, Compared to the Fiscal Year Ended June 30, 2019

Revenue for fiscal 2020 was approximately $35.0 million, an increase of 4%, as compared to $33.7 million in fiscal 2019. Sales of IR products comprised 52% of the Company’s consolidated revenue in fiscal 2020, as compared to 51% of total sales in fiscal 2019. PMO product sales represented 42% of consolidated revenues in both fiscal 2020 and fiscal 2019. Specialty products continue to be a small component of the Company’s business, decreasing slightly from 7% of consolidated revenue in fiscal 2019 to 6% of consolidated revenue in fiscal 2020.

Revenue generated by infrared products was approximately $18.1 million in fiscal 2020, an increase of 5%, as compared to fiscal 2019. The increase in infrared product revenue is primarily attributable to sales of BD6-based infrared products for both thermal imaging and temperature sensing products. In the second half of fiscal 2020, demand for temperature sensing and fever detection applications was accelerated by COVID-19. These increases were partially offset by decreases in other areas, such as the defense market.

Revenue generated by PMO products was approximately $14.6 million for fiscal 2020, an increase of 4%, as compared to fiscal 2019. The increase in revenue is primarily attributable to a significant increase in sales to customers in the telecommunications market, as well as the medical market. These increases were partially offset decreases in sales to customers in the commercial market and also a decrease in sales through catalog and distributors. The decrease in catalog and distribution sales is primarily due to the impact of COVID-19 on colleges and universities.

Revenue generated by specialty products was approximately $2.3 million in fiscal 2020, a decrease of approximately 4%, as compared to fiscal 2019. This decrease is primarily related to orders for custom products in fiscal 2019 that did not recur in fiscal 2020, partially offset by an increase in NRE revenue during fiscal 2020 related to new projects for customers in the medical and commercial markets.

Gross margin for fiscal 2020 was approximately $13.8 million, an increase of 11%, as compared to approximately $12.5 million in fiscal 2019. Total cost of sales was approximately $21.1 million for fiscal 2020, compared to $21.2 million for fiscal 2019, a decrease of less than 1%. This decrease in cost of sales was achieved amid a 4% increase in revenue. Gross margin as a percentage of revenue was 40% for fiscal 2020, compared to 37% for fiscal 2019. The increase in gross margin reflects improvements made in the second, third and fourth quarters of fiscal 2020, after several factors negatively impacted the first quarter of fiscal 2020.

During fiscal 2020, total operating expenses were approximately $11.7 million, a decrease of approximately $1 million, or 14%, as compared to $13.7 million in fiscal 2019. SG&A costs decreased by approximately $1.5 million, or 15%, as compared to the prior fiscal year. SG&A for fiscal 2019 included approximately $1.2 million of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. SG&A for fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs resulting from the restructuring associated with the facility relocation. New product development costs decreased by approximately $303,000, or 15%, primarily due to the shift of personnel from product development to the newly created product management functions, which is included in SG&A. In addition to the decreases in SG&A and new product development, total operating expenses were further reduced by decreases in the amortization of intangibles.

Interest expense, net, was approximately $339,000 in fiscal 2020, as compared to approximately $697,000 in fiscal 2019. The decrease in interest expense is primarily due to the paydown of principal and more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019. Interest expense for the third quarter of fiscal 2019 also includes non-recurring costs associated with the previous term loan upon refinancing, including the write-off of previously unamortized debt costs.

During the fiscal 2020, the Company recorded income tax expense of $764,000, primarily related to income taxes from operations in China and Chinese withholding taxes associated with the intercompany dividend declared by LPOIZ, one of the Company’s Chinese subsidiaries, during the second quarter of fiscal 2020, which dividend was payable to the Company as the U.S. parent company. While this repatriation transaction resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total tax on those earnings was still below the normal income tax rate. This compares to income tax expense of approximately $455,000 for fiscal 2019, which was primarily related to tax expense on income generated in China.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $214,000 for fiscal 2020, compared to $436,000 for fiscal 2019. These foreign currency transaction losses had a $0.01 unfavorable impact on basic and diluted earnings per share for fiscal 2020, and a $0.02 unfavorable impact on the basic and diluted  loss per share for fiscal 2019.

Net income for fiscal 2020 was approximately $867,000, or $0.03 basic and diluted earnings per share, compared to a net loss of approximately $2.7 million or $0.10 basic and diluted loss per share for fiscal 2019.

Weighted-average shares of common stock outstanding were 25,853,419 basic and 27,469,845 diluted in fiscal 2020, compared to 25,794,669 basic and diluted shares in fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for fiscal 2020 was approximately $5.4 million, as compared to approximately $1.9 million for fiscal 2019. The increase in EBITDA in fiscal 2020 was due to higher revenue and gross margin, coupled with lower operating expenses as compared to the prior fiscal year.

Cash and cash equivalents totaled approximately $5.4 million as of June 30, 2020, compared to approximately $4.6 million as of June 30, 2019. Cash provided by operations was approximately $3.7 million for fiscal 2020, as compared to approximately $411,000 in the prior fiscal year. The increase in cash flow from operations for fiscal 2020 was primarily due to the improvement in net income driven by higher sales and gross margins along with reduced ongoing and non-recurring expenses. The Company expended approximately $2.4 million for investments in capital equipment during fiscal 2020, compared to approximately $2.5 million in the prior fiscal year, which included equipment purchased through finance leases.

The current ratio as of June 30, 2020 was 2.9 to 1, compared to 3.1 to 1 as of June 30, 2019. This decrease is primarily due to the addition of operating lease liabilities to the balance sheet following the adoption of the new lease accounting guidance during fiscal 2020, of which a portion is included in current liabilities as of June 30, 2020. The current ratio also reflects the temporary usage of our revolving credit line, which is included in the current portion of loans payable as of June 30, 2020. Total stockholders’ equity as of June 30, 2020 was approximately $34.5 million, compared to $33.5 million as of June 30, 2019. The net increase over the prior period is primarily due to the higher net income contribution coupled with adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital.

As of June 30, 2020, LightPath’s 12-month backlog was $19.1 million, an increase of 11% from $17.1 million as of June 30, 2019. During the third quarter of fiscal 2020, the Company announced several new purchase orders for thermal imaging lens assemblies used in medical and sensing applications in the Asian market. Shipments against these orders began during the quarter ended June 30, 2020. In addition, more long-term orders, including annual contracts, continue to be added to the backlog. The timing of long-term orders and annual contract renewals may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders. The Company also has sales backlog beyond 12-months.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 10, 2020 at 4:30 p.m. ET to discuss its financial and operational performance for the fourth quarter and fiscal year ended June 30, 2020.

Date: Thursday, September 10, 2020
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth200910.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 24, 2020. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10147020.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Sam Rubin, President & CEO	Don Retreage, Jr. CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003	Tel: 512-551-9296
srubin@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$5,387,388	$4,604,701
Trade accounts receivable, net of allowance of $9,917 and $29,406	6,188,726	6,210,831
Inventories, net	8,984,482	7,684,527
Other receivables	132,051	353,695
Prepaid expenses and other assets	565,181	754,640
Total current assets	21,257,828	19,608,394

Property and equipment, net	11,799,061	11,731,084
Operating lease right-of-use assets	1,220,430	—
Intangible assets, net	6,707,964	7,837,306
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	659,000	652,000
Other assets	75,730	289,491
Total assets	$47,574,918	$45,973,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,558,638	$2,227,768
Accrued liabilities	992,221	1,338,912
Accrued payroll and benefits	1,827,740	1,730,658
Operating lease liabilities, current	765,422	—
Deferred rent, current portion	—	72,151
Loans payable, current portion	981,350	581,350
Finance lease obligation, current portion	278,040	404,424
Total current liabilities	7,403,411	6,355,263

Finance lease obligation, less current portion	279,435	640,284
Operating lease liabilities, noncurrent	887,766	—
Deferred rent, noncurrent	—	518,364
Loans payable, less current portion	4,437,365	5,000,143
Total liabilities	13,007,977	12,514,054

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,891,885 and 25,813,895
shares issued and outstanding	258,919	258,139
Additional paid-in capital	230,634,056	230,321,324
Accumulated other comprehensive income	735,892	808,518
Accumulated deficit	(197,061,926)	(197,928,855)
Total stockholders’ equity	34,566,941	33,459,126
Total liabilities and stockholders’ equity	$47,574,918	$45,973,180

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue, net	$9,107,140	$8,745,278	$34,967,963	$33,749,088
Cost of sales	5,596,915	5,916,343	21,125,464	21,230,168
Gross margin	3,510,225	2,828,935	13,842,499	12,518,920
Operating expenses:
Selling, general and administrative	2,164,614	3,084,101	8,961,150	10,498,651
New product development	404,694	522,203	1,714,077	2,016,615
Amortization of intangibles	281,270	283,521	1,129,341	1,220,664
Loss (gain) on disposal of property and equipment	21,802	15,821	(107,280)	(77,047)
Total operating expenses	2,872,380	3,905,646	11,697,288	13,658,883
Operating income (loss)	637,845	(1,076,711)	2,145,211	(1,139,963)
Other income (expense):
Interest expense, net	(66,184)	(123,578)	(339,446)	(697,113)
Other income (expense), net	175,733	(65,702)	(174,838)	(388,041)
Total other income (expense), net	109,549	(189,280)	(514,284)	(1,085,154)
Income (loss) before income taxes	747,394	(1,265,991)	1,630,927	(2,225,117)
Income tax provision	90,442	495,699	763,998	455,206
Net income (loss)	$656,952	$(1,761,690)	$866,929	$(2,680,323)
Foreign currency translation adjustment	(24,928)	55,843	(72,626)	335,010
Comprehensive income (loss)	$632,024	$(1,705,847)	$794,303	$(2,345,313)
Earnings (loss) per common share (basic)	$0.03	$(0.07)	$0.03	$(0.10)
Number of shares used in per share calculation (basic)	25,875,127	25,810,681	25,853,419	25,794,669
Earnings (loss) per common share (diluted)	$0.02	$(0.07)	$0.03	$(0.10)
Number of shares used in per share calculation (diluted)	28,182,614	25,810,681	27,469,845	25,794,669

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	20,871	209	38,229	—	—	38,438
Exercise of stock options, net	28,480	285	13,482	—	—	13,767
Stock-based compensation on stock options & RSUs	—	—	394,790	—	—	394,790
Foreign currency translation adjustment	—	—	—	335,010	—	335,010
Net loss	—	—	—	—	(2,680,323)	(2,680,323)
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	30,537	305	24,307	—	—	24,612
Exercise of Stock Options & RSUs, net	42,453	425	21,838	—	—	22,263
Shares issued as compensation	5,000	50	6,100	—	—	6,150
Stock-based compensation on stock options & RSUs	—	—	260,487	—	—	260,487
Foreign currency translation adjustment	—	—	—	(72,626)	—	(72,626)
Net income	—	—	—	—	866,929	866,929
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended June 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$866,929	$(2,680,323)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,424,438	3,464,156
Interest from amortization of debt costs	18,572	117,261
Gain on disposal of property and equipment	(107,280)	(77,047)
Stock-based compensation on stock options & RSUs, net	250,737	394,790
Provision for doubtful accounts receivable	18,826	(6,658)
Change in operating lease liabilities	(157,757)	370,701
Inventory write-offs to allowance	127,872	125,234
Deferred tax benefit	(7,000)	(28,000)
Changes in operating assets and liabilities:
Trade accounts receivable	3,279	(833,665)
Other receivables	221,644	(306,348)
Inventories	(1,427,827)	(1,405,020)
Prepaid expenses and other assets	403,220	392,925
Accounts payable and accrued liabilities	97,160	883,179
Net cash provided by operating activities	3,732,813	411,185

Cash flows from investing activities
Purchase of property and equipment	(2,442,779)	(1,931,835)
Proceeds from sale of equipment	186,986	683,250
Net cash used in investing activities	(2,255,793)	(1,248,585)

Cash flows from financing activities
Proceeds from exercise of stock options	22,263	13,767
Proceeds from sale of common stock from Employee Stock Purchase Plan	24,612	38,438
Loan costs	—	(92,860)
Borrowings on loan payable	400,000	5,813,500
Payments on loan payable	(581,350)	(6,831,503)
Repayment of finance lease obligations	(487,233)	—
Payments on capital lease obligations	—	(342,871)
Net cash used in financing activities	(621,708)	(1,401,529)
Effect of exchange rate on cash and cash equivalents and restricted cash	(72,625)	335,010
Change in cash and cash equivalents and restricted cash	782,687	(1,903,919)
Cash and cash equivalents and restricted cash, beginning of period	4,604,701	6,508,620
Cash and cash equivalents and restricted cash, end of period	$5,387,388	$4,604,701

Supplemental disclosure of cash flow information:
Interest paid in cash	$330,910	$500,985
Income taxes paid	$526,225	$406,526
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	—	$530,253
Landlord credits for leasehold improvements		$309,450

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure
(unaudited)

	Quarter Ended:		Year Ended:
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss)	$656,952	$(1,761,690)	$866,929	$(2,680,323)
Depreciation and amortization	837,123	923,195	3,424,438	3,464,156
Income tax provision	90,442	495,699	763,998	455,206
Interest expense	66,184	123,578	339,446	697,113
EBITDA	$1,650,701	$(219,218)	$5,394,811	$1,936,152
% of revenue	18%	-3%	15%	6%